UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 South 500 West, Suite 150 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

(888) 927-7296

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 8.01 below with respect to the issuance of the Stock Consideration are incorporated by reference into this Item 3.02.

Pursuant to the Merger Agreement, Sarcos Technology and Robotics Corporation (the “Company”) issued the Stock Consideration in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The shares of common stock issued as Stock Consideration are restricted securities for purposes of Rule 144 under the Securities Act and subject to certain requirements restricting the resale of such shares, including certain holding period requirements. The Company did not engage in general solicitation or advertising with regard to the issuance and sale of the common stock issued as Stock Consideration.

Item 3.03. Material Modifications to Rights of Security Holders.

On April 22, 2022, the Company amended and restated its bylaws (as amended and restated, the “Bylaws”) to, among other things, allow eighty percent (80%) of the Restricted Securities (as defined in the Bylaws) received from the exchange or conversion of Sarcos Common Stock, Sarcos Options, Sarcos RSUs and Sarcos RSAs (each as defined in the Bylaws) to be released from the lock-up restrictions set forth in Section 6.8 of the Bylaws upon the earlier of (x) sale of at least twenty (20) Guardian XO and/or Guardian XT and/or Sapien commercial units (but in no event prior to the close of business on September 24, 2022) and (y) close of business on September 24, 2023.

Before this change, such percentage of the Restricted Securities would have been released from the lock-up restrictions set forth in Section 6.8 of the Bylaws upon the earlier of (x) such time as the Company or any of its subsidiaries have delivered to one or more customers at least twenty (20) Guardian XO and/or Guardian XT-DX commercial units to customers of the Company or any of its subsidiaries, but in no event prior to the close of business on September 24, 2022 and (y) the close of business on September 24, 2023.

This summary is qualified in its entirety by reference to the text of the Company’s Bylaws, which are attached Exhibit 3.1 hereto, and are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jorgen Pederson as Chief Operating Officer

On April 22, 2022 our board of directors approved the appointment of Jorgen Pederson as Chief Operating Officer, effective upon the second merger described in Item 8.01 below in connection with the closing of the acquisition of RE2, Inc. (“RE2”), which occurred on April 25, 2022.

Mr. Pederson, age 50, most recently served as Chief Executive Officer of RE2 since 2001, when he founded RE2. As CEO of RE2, Mr. Pedersen was responsible for overseeing all aspects of RE2’s business, including its strategic direction, developing partnerships and alliances and overseeing day-to-day operations. Prior to founding RE2, Mr. Pedersen was at Carnegie Mellon’s National Robotics Engineering Center. From September 2012 to June 2018, he served as chairman of the Robotics Division of the National Defense Industrial Association (NDIA) and as its vice chairman from October 2007 to September 2012, and he has also served as a member of the Board of Trustees for NDIA (2011-2015) and a member of the board of directors of the National Advanced Mobility Consortium (2014-2015). Mr. Pedersen currently serves on the boards of directors of the Pittsburgh Robotics Network (2020 to present, and has been part of its leadership since 2016) and Catalyst Connection (2019 to present), two industry organizations located in Pittsburgh, Pennsylvania. Mr. Pedersen has received a number of awards, including being recognized as the 2016 Carnegie Science Start-up Entrepreneur of the Year and for his technology leadership by the Department of Defense. Mr. Pedersen holds a Bachelor of Science degree in Electrical and Computer Engineering from Carnegie Mellon University and a Master of Science degree in Robotics from Carnegie Mellon University

There are no family relationships between Mr. Pederson and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Pederson and any other persons pursuant to which he was selected as Chief Operating Officer.

Pederson Employment Agreement

We entered into an employment agreement with Mr. Pederson on March 27, 2022 that became effective on April 25, 2022 when Mr. Pederson became our Chief Operating Officer upon the closing of the acquisition of RE2 that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Mr. Pederson may have had with us. The employment agreement does not have a specific term and provides that Mr. Pederson is an at-will employee. Under the employment agreement, Mr. Pederson will receive a base salary of $325,000 per year and will be eligible to receive an annual target bonus of 35% of Mr. Pederson’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Mr. Pederson’s employment was terminated by us without “cause” (excluding by reason of death, or “disability”) or he resigned for “good reason” (as such terms are defined in his employment agreement), Mr. Pederson would have become entitled to the following benefits:

•

a lump-sum payment equal to six months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to 12 months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Mr. Pederson’s employment was terminated by us without cause (excluding by reason of death or disability) or he resigned for good reason, Mr. Pederson would have become entitled to the following benefits:

•

continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date.

The receipt of the payments and benefits above is conditioned on Mr. Pederson timely signing and not revoking a release of claims, complying with his confidentiality agreement, his lock-up agreement, his redemption rights agreement and his employment agreement and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Mr. Pederson’s employment agreement or otherwise payable to Mr. Pederson would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Pederson’s employment agreement does not require us to provide any tax gross-up payments to him.

The Company has also agreed to grant Mr. Pederson $3 million in restricted stock units of the Company (the “RSUs”). The RSUs will vest as to 25% RSUs on the first anniversary of the vesting commencement date, and as to 1/12th of the remaining RSUs every three months thereafter, subject to the continuation of Mr. Pederson’s service to the Company.

The foregoing description of Mr. Pederson’s employment agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Restrictive Covenants Agreement

On March 27, 2022, we entered into a noncompetition and nonsolicitation agreement with Mr. Pederson, pursuant to which Mr. Pederson agreed to certain restrictive covenants in connection with his receipt of consideration pursuant to the Merger Agreement.

The foregoing description of the noncompetition and nonsolicitation agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Redemption Rights Agreement

On April 25, 2022, we entered into a redemption rights agreement with Mr. Pederson, pursuant to which the Company has a right to redeem up to 1,400,000 shares of Stock Consideration held by Mr. Pederson (the “Redeemable Shares”) upon Mr. Pederson’s resignation without good reason or termination for cause (as such terms are defined in Mr. Pederson’s employment agreement) (the “Redemption Right”). The Redemption Right lapses as to 50% of the Redeemable Shares on April 25, 2024, and as to an additional 2% each month thereafter.

The foregoing description of the redemption rights agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosures set forth in Item 3.03 above are incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

On April 25, 2022 (the “Closing Date”), Sarcos Technology and Robotics Corporation (“Sarcos” or the “Company”) completed the previously announced acquisition of RE2, Inc. (“RE2”), pursuant to the Agreement and Plan of Reorganization dated as of March 27, 2022 (the “Merger Agreement”), by and among the Company, Spiral Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Sarcos (“Merger Sub I”), and Spiral Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sarcos (“Merger Sub II”), RE2, Inc., a Pennsylvania corporation (“RE2”), and Draper Triangle Ventures III, LP, a Delaware limited partnership, solely in its capacity as the agent for and on behalf of the shareholders of RE2 under the Merger Agreement (the “Representative”). On the Closing Date, pursuant to the Merger Agreement, Merger Sub I merged with and into RE2 (the “First Merger”), with RE2 surviving the First Merger and continuing as a wholly owned subsidiary of the Company. Immediately following the First Merger, RE2 merged (such second merger (the “Second Merger”) together with the First Merger, the “Mergers”) with and into Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of the Company. At the effective time of the Second Merger, Merger Sub II was renamed RE2, LLC.

At closing, the Company paid approximately $31.0 million in cash and issued approximately 10.8 million shares of common stock (the “Stock Consideration”), a portion of which is held in escrow according to the terms of the Merger Agreement.

On April 25, 2022, the Company issued a press release (the “Press Release”) announcing completion of the acquisition of RE2, Inc. The Press Release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws

10.1	Employment Agreement, dated March 27, 2022, between Jorgen Pederson, Sarcos Corp. and the Company

10.2	Noncompetition and Nonsolicitation Agreement, dated March 27, 2022, between Jorgen Pederson and the Company

10.3	Redemption Rights Agreement, dated April 25, 2022, between Jorgen Pederson and the Company

99.1	Press Release issued by Sarcos on April 25, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2022

Sarcos Technology and Robotics Corporation

By:	/s/ Steven Hansen
Name:	Steven Hansen
Title:	Chief Financial Officer